EXHIBIT 99

Tuesday, August 20, 2002 9:00 AM Eastern Time

IFT Secures $2.5 Million in Equity Capital

ST. LOUIS - (Business Wire) -August 20, 2002 - International Fuel Technology Inc. (OTC BB: IFUE - news), the developer of a series of fuel blends designed to increase fuel economy and reduce harmful emissions, announces that it has secured $2.5 million in new capital from the sale of restricted common stock to R.C. Holdings Company. R.C. Holdings will own approximately 16% of the fully diluted common stock of IFT then outstanding. The new capital will consist of a $500,000 cash payment, which has been received, and guaranteed notes. IFT has also granted registration rights on the restricted shares to R.C. Holdings and has agreed not to make additional issuances of common stock without the prior consent of R.C. Holdings, subject to certain limitations. R.C. Holdings will also be entitled to representation on IFT's board of directors.

In addition, IFT has the option to raise up to an additional $500,000 under terms and conditions similar to the R.C. Holdings deal.

Jonathan R. Burst, President and CEO of IFT, stated "We are extremely pleased to secure a significant amount of equity capital. Based on our current monthly expenses, we believe these funds will allow us to operate our business for 24 months, at which time we hope to be cash flow positive."

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Some statements contained in this release may be forward-looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements as to commercialization of the company's products and business development activities. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause the company's actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the company's ability to generate revenues and other factors as described in the Company's literature and filings with the Securities and Exchange Commission.

Contact:   International Fuel Technology, Inc.
           Jonathan R. Burst, (314) 727-3333
           www.internationalfuel.com